Herbalife Ltd. Announces First Quarter Dividend

LOS ANGELES, April 29, 2010 — Herbalife Ltd. (NYSE: HLF) today reported that its board of directors approved a quarterly cash dividend of $0.20 per share to shareholders of record effective May 10, 2010, payable on May 24, 2010.

The company will release its first quarter financial results after the close of trading on the NYSE on Monday, May 3, 2010. The following day, Tuesday, May 4, 2010 at 8 a.m. PT (11 a.m. ET), Herbalife’s senior management team will host an investor conference call to discuss its recent financial results and provide an update on current business trends.

The dial-in number for this conference call for domestic callers is (866) 903-5314 and (706) 634–5671 for international callers (conference ID 66642385). Live audio of the conference call will be simultaneously webcast in the investor relations section of the company’s website at http://ir.herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (800) 642-1687 for domestic callers or (706) 645-9291 for international callers (conference ID 66642385). The webcast of the teleconference will be archived and available on Herbalife’s Website.

About Herbalife Ltd.

Herbalife Ltd. (NYSE:HLF) is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 72 countries through a network of two million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife’s website contains a significant amount of information about Herbalife, including financial and other information for investors at http://ir.herbalife.com. The company encourages investors to visit its website from time to time, as information is updated and new information is posted.

Herbalife Ltd.
Media Contact:
Barbara Henderson
SVP, Worldwide Corp. Comm.
213-745-0517
or
Investor Contact:
Amy Greene
VP, Investor Relations
213-745-0474